EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 31, 2009, relating to the consolidated financial statements and financial statement schedule of Delta Natural Gas Company, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Delta Natural Gas Company Inc.’s adoption of new accounting standards in 2009 and 2008), and the effectiveness of Delta Natural Gas Company Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2009.

/s/DELOITTE & TOUCHE LLP

Cincinnati, Ohio
March 4, 2010